Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q1 2013 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I

LASSE PETTERSON, Executive Vice President and Group President of

Engineering, Construction, and Maintenance, CB&I

LUKE V. SCORSONE, Executive Vice President

and Group President of Fabrication Services, CB&I

DANIEL M. McCARTHY, Executive Vice President

and Group President of Technology, CB&I

E. CHIP RAY, Executive Vice President

and Group President of Government Solutions, CB&I

RON BALLSCHMIEDE, Executive Vice President and Chief Financial Officer, CB&I

5:00 to 6:09 p.m., Eastern Standard Time

Thursday, May 2, 2013

Transcript Prepared Exclusively for CB&I by

MALLOY TRANSCRIPTION SERVICE

7040 31st Street, N.W.

Washington, D.C. 20015

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PROCEEDINGS

TELECONFERENCE OPERATOR: Ladies and gentlemen, thank you for standing by, and welcome to the CB&I First Quarter Earnings Conference Call.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing. While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or result may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron’s results for the first quarter of 2013.

With me today is CB&I’s Chief Financial Officer, Ron Ballschmiede, who will discuss the company’s overall financial performance. We will also have reports from CB&I’s four operating group presidents: Lasse Petterson for Engineering, Construction, and Maintenance, or EC&M; Luke Scorsone, Fabrication Services; Dan McCarthy, Technology; and Chip Ray, Government Solutions. The operating executives will individually provide the narrative for each of our reporting segments, followed by Ron who will summarize our financial results for the quarter, and, of course, the entire group will address your questions following these opening remarks.

First, let me express how pleased we are with the pace of integration of the two companies and how quickly the organizational lines are blurring into truly one CB&I. Although it’s only been weeks since the financial close of the transactions for Shaw, the amount of work and dedication to ensure that we immediately capitalize on the strength of our consolidation is impressive by all measures. Safety performance is always one of our leading indicators, and I can report that with over 27 million hours we expended in the quarter, our safety record on projects and shops, labs and offices around the world remains in the top tier of companies against any relevant index or measure.

Our results reflect some seasonality of the new backlog we acquired as it relates to maintenance and outage work in our plant services business, but political headwinds associated with government contracts and as we saw recently with the postponement of the large Browse LNG project in Australia, the timing of new awards were very large capital projects.

But our end markets are strong, and for the first quarter, I am pleased to report that the income from these operations was nearly $148 million and delivered 82 cents of earnings to the bottom line before adjustments. We also remain confident of our guidance for the year.

Now, we frequently refer to the total amount of what we term as “underpaying work report” as part of our annualized awards and revenue projections. With the addition of new maintenance contracts, fabrication work, as well as a growing demand in engineering projects and offshore production, plus new technology awards, and a variety of opportunities for our steel plate structure business, this quarter is a good example of how this work is growing to almost 70 percent of our total earnings resulting from lower risk and a more predictable backlog.

Today, we have asked the leader of each of the operating groups to discuss their businesses, and if you attended our Investor Day in March, you will have additional context from which to base your understanding.

So, with that, I’ll turn the call over to our first report from Lasse Petterson, who leads all of our Engineering, Construction, and Maintenance work around the world. Lasse?

MR. PETTERSON: Thank you, Phil. I will comment on some trends in our key markets for major Engineering, Construction, and Maintenance projects, including new awards this quarter and a brief update on some of our larger ongoing projects.

The EC&M operating includes our projects and operations within oil and gas, power, and plant services. EC&M employs more than 38,000 people and more than 350 active projects, representing a backlog exceeding 18 billion U.S. dollars.

During the quarter, we have started alignment and integration activities throughout CB&I with a priority on safety as a core value and common operational standards, or CMS’s, that have greatly enhanced our performance and set CB&I as a best-in-class performer in the energy infrastructure arena. As part of this process, we continue to identify opportunities for collaboration across our operating groups to leverage our position as an integrated solutions provider.

Trends remain positive in our key end markets. New awards in the quarter included the Aasta Hansteen detailed engineering for Statoil; Anadarko, Mozambique, LNG FEED study; and the multiunit nuclear fleet-wide maintenance contracts.

Starting with oil and gas, we saw last month the postponement and continued evaluation of the Browse project by Woodside; however, we remain well positioned to capitalize on LNG opportunities in the U.S., in Canada, in East Africa, and in Australia. As reported earlier this year, we received a FEED award for Anadarko, Mozambique, LNG project, adding to our portfolio of ongoing LNG FEED studies. On the Gorgon MEI project, construction work is proceeding as planned, and we are mobilizing additional construction personnel on Barrow Island.

The opportunities for projects in the petrochemical products market continues to be strong, particularly in the U.S. and Russia. Leveraging off Technology’s strong position as a licensor, we have been successful in securing new EPC opportunities. Construction of the Williams ethylene EPC expansion project in Geismar, Louisiana, is progressing as planned, and the expanded FEED study for NKNK in Russia is proceeding well.

We continue to experience increased activities in the offshore markets where we were awarded the topside engineering contract for Statoil’s Aasta Hansteen field in the Norwegian sector of the North Sea, together with Hyundai. When operation begin, the production platform will be the world’s largest spar, capable of producing 812 million cubic feet of gas a day and storing 160,000 barrels of condensate. We are also mobilizing the design team for Statoil’s Mariner project in the UK sector of the North Sea in our London office.

In Singapore, the topsides designed for the Mangaratiba FPSO for Petrobras was completed this quarter, and the design for the new Itaguai FPSO is well underway. Our work on the two FEED projects for floating LNG is also progressing well. Our offshore projects represent more than $500 million of combined contract value, which underscores CB&I’s position as a leading provider of engineering services for both fixed and floating offshore platforms.

In the refining markets, we expect our opportunities to remain primarily in Russia and in South America. The REFICAR Refinery Expansion projects for Ecopetrol in Cartagena, Colombia, is proceeding well. At the sites, we employ more than 10,000 people, with a vast majority of our craft being Colombian nationals, many of which has received craft training by CB&I in the trade schools we established in Cartagena well before any construction at the site had started. The focus on training has been core to CB&I and was employed on our projects in Nigeria, in Peru, and now in Colombia, to ensure a high degree of in-country content and skills developments in these nationally important projects.

Our projects in oil sands and gas processing continue to progress well, with Exxon’s Kearl initial development project completed and started up and the Kearl interconnecting modules and Kearl expansion projects well underway.

Engineering for the DONG Crude Stabilization EPC Project in Denmark kicked off during the quarter. Interestingly, CB&I built the original terminal at the site back in 1984.

Construction of our gas processing project in PNG is proceeding to plan, with the Komo airfield now being extended, allowing major equipment to be airlifted to the sites.

Engineering for Exxon’s Longford gas plant, the EPC project in Victoria, Australia, is ongoing in our Houston offices.

Moving to power, we start to see favorable trends within the power markets. I would like to point out that subsequent to the quarter, we were awarded a multi-site contract with First Energy to provide engineering procurement and construction management services to evaluate and implement AQCS solutions to their existing fleet. The AQCS market represents opportunities for continued growth, as utilities must comply with the Mercury and Air Toxics Standards.

In our nuclear power business, we recognized a major milestone this quarter at both Vogtle and the V.C. Summer sites. In March, we poured first nuclear concrete at both sites, signifying major milestones for our contracts and the entire nuclear industry. The concrete pour took approximately 50 continuous hours to complete, and each pour was more than 7,000 cubic feet. Vogtle and Summer are the first nuclear units to be built in the U.S. in over 30 years. And outside the U.S., work continues to progress well at our nuclear projects in China.

On the fossil power side, we foresee that low gas prices will drive demand for new generation projects, and we are working with clients to provide an optimal delivery solution for new gas power installations.

In plant services, CB&I is the leading provider of systems-wide maintenance and modification services to 45 of the 104 operating nuclear power reactors in the United States. Subsequent to the quarter, CB&I was awarded a sizeable extension to our fleet-wide maintenance contract. We see opportunities to leverage combined offerings throughout our different operating groups and capitalize on our footprint to build the increased business in the shutdown, modifications, and maintenance markets, both for onshore and offshore facilities.

Post Fukushima, modifications to nuclear units will begin in late 2013 and run through the next few years. CB&I is responding to a number of studies for nuclear services activities for flooding specificity and spent fuel pool level requirements.

Going forward, CB&I will retain its focus on delivering enhanced safety performance and best-in-class EPC project execution and continue to generate growth through leveraging the combined capabilities now included in our company.

And now I hand it over to Dan.

MR. McCARTHY: Thank you, Lasse, and good afternoon.

From a financial perspective, Technology’s performance continued on the trajectory of the second half of 2012. Awards were a nice mix of license, e-transfer, and catalyst sales. In the quarter, we announced two major strategic technology moves, revising the catalyst supply chain for Chevron Lummus Global and signing an agreement to purchase Phillips 66’s E-Gas Technology. In addition, we restructured some of our technology business to create Lummus engineered products. I will discuss each of these initiatives, but before I do that, I’m sure many of you want to hear about the markets.

The olefin side of petrochemicals remains extremely active. Remember, when we talk about olefins, it’s more than ethylene plants. We are also looking at large investments to make propylene and butadiene on purpose. Obviously, the North American market remains vibrant, but Russia and Asia Pacific also have major investments in various stages of development.

A new trend is the rapid development of NGL export terminals in the United States. In the first quarter, we were awarded a propane dehydrogenation plant in Korea that will be based on propane imported from the United States. As a result, we may see a shift in the United States to more investment in infrastructure and somewhat less in downstream units.

While there is much focus on olefins, I also want to state that the refining in aromatic series continues to perform well too.

The purchase of the E-Gas gasification technology from Phillips 66 fits our overall strategy of expanding out offers in thin gas, as well as aligns very well with our EC&M interests. The technology can be used three ways: to generate clean gas from coal for power generation; efficiently gasified coke produced in refineries; or produce building blocks, synthesis gas, for chemicals production. These projects are large and should present good opportunity for EC&M.

The creation of Lummus engineered products provides us the mechanism to engineer, procure, and fabricate technology-based products that do not follow the license model. We will supply heat transfer equipment, hydrogen, NGL recovery, sulfur recovery, and PSA facilities through this operation. In order to execute these services, we required an engineering office and have taken responsibility for the CB&I office in Tyler, Texas.

Finally, we have restructured the catalyst supply chain for CLG. Advanced refining technologies, commonly referred to by the acronym ART, will manufacture our catalyst and manage technical service and revamp sales for CLG. ART is a joint venture between Chevron and Grace, so we expect this transition to proceed very smoothly. This initiative will increase our supply capacity and improve our success in the refill market, thus increasing earnings for CLG.

We believe these strategic moves will better position us in the market to achieve our strategic growth objectives. Thank you, and I will turn it over to Chip.

MR. RAY: Thank you, Dan.

CB&I’s Government Solutions Operating Group provides a wide range of services to local, state, and federal government clients, primarily targeting infrastructure projects, program management, such as the operations and maintenance of military bases, environmental engineering and remediation, and disaster response and recovery. In addition, the group offers many of these services to private-sector clients to help them comply with governmental regulations.

Our current backlog includes a diversified portfolio of large and small projects, representing the full spectrum of our capabilities and expertise. Because the majority of our work is within the United States and more specifically with or supported by funding from the U.S. federal government, I’m going to focus today’s comments on three of the primary trends affecting this market.

First, the issue that has been making headlines for some time is the funding of federal government programs. From continuing resolutions to the debt ceiling to the fiscal cliff and on to sequestration, there has been an ongoing debate regarding the appropriate level of spending, along with where federal spending should be targeted. During early April, President Obama released his desired budget, which provides greater insight into what we may experience over the next few years.

Although there has been nearly endless discussion in the House and Senate regarding budget cuts, expectations are that the probable outcome will be a reduction in the rate at which spending increases over time, not an actual cut to existing levels. With that said, when the competing spending proposals are evaluated in terms of where money will be directed, differences in priorities become very clear, and we do see proposals to marginally reduce federal funding for specific programs, particularly in the areas of defense and conventional energy development.

For CB&I, a reprioritization of spending can have positive and negative impacts on our financial results. Because we have arguably the most complete range of capabilities to serve the federal government, we have the ability to strategically focus our resources on those areas primed for investment, such as infrastructure projects and green initiatives. This operational flexibility helps us continue growing new awards, and it leads to a more stable earnings stream.

At the same time, we currently have some work which is funded annually and subject to possible reductions, most specifically the MOX project at Savannah River. In that case, we are working with our client, the Department of Energy, to find possible paths to maintain the project schedule. In the event that the President’s proposed 2013 funding of $320 million for MOX is adopted, we will see a resultant negative impact on revenue, but we will adjust accordingly to minimize any adverse impact on earnings.

A second trend, which has positive impact on the company’s government solutions business, is the increase in environmental awareness and the regulatory burdens that our clients face, both government and private-sector clients. Regardless of whether they are working to comply with legislation, regulations, or codes, trying to benefit from tax credits, subsidies or grants, or simply attempting to be good corporate citizens, we capitalize on this trend by supporting them with expertise in areas such as the development of energy efficiency programs, management of environmental compliance efforts and remediation of environmental sites. It is worth noting that this trend isn’t limited to the United States, and our capabilities are exportable to help CB&I clients throughout the world.

Finally, over the past few years, we have seen an adjustment in the terms and conditions contained in many government contracts. A noteworthy example is the shift from cost-plus to performance-based contracts where the contractor takes some risk. This trend plays to CB&I’s competitive advantage of having a flexible execution model because we have the processes, systems, and tools to successfully perform both reimbursable and risk work.

Another example is small business set-asides. At present, the federal government has a bias towards small businesses, which is manifested through contractual conditions that essentially ensure small businesses win a certain amount of work. The challenge is that in most cases, there aren’t small businesses with the capabilities to satisfactorily execute the larger and more complex projects. To achieve growth in this business climate, we follow strict selectivity practices regarding the work we pursue, and when appropriate, we strategically partner with small businesses that share our values and are capable of performing a portion of the project scope.

In summary, from the perspective of a contractor, the U.S. federal government is a very large market that is in transition. The trends we see paint a relatively clear picture of what the future may hold, but there is still a level of uncertainty about funding and priorities. Fortunately, CB&I has a comprehensive range of products and services, significant headroom, and we are well positioned in a number of areas to benefit from the developing trends. Now that we have the combined resources of two great companies, we have further enhanced our ability to win the right projects and execute them to the satisfaction of all of our stakeholders.

And now I’d like to turn the call over to Luke Scorsone, who will discuss fabrication services. Luke?

MR. SCORSONE: Thank you, Chip.

The Fabrication Services operating group had a solid first quarter of operations. Management structures have been put in place. Personnel moves have been accomplished, and integration activities are advancing. On this last point, a rollout and implementation of CB&I’s CMS standards program is well underway and will expand uniformity in processes and procedures throughout the operating group.

We continue to see strength in our end markets, primarily driven by domestic oil and shale gas projects, and LNG developments in the Australia/Asia-Pacific region. Major first quarter awards for Fabrication Services include three 160,000-cubic-meter full- containment LNG storage tanks in Asia, pipe spools and large-diameter pipe bends for crude oil and the pipeline projects, a turnkey natural gas liquids export terminal, and off-site storage tanks for two Australian LNG export terminals.

The Fabrication Services group will enhance CB&I’s competitive positioning by supporting the EC&M group with plate structures, pipe and fitting supply, and piping spools.

Operationally, steady progress is being made on the LNG storage tanks for the Gorgon, APLNG, and Papua New Guinea LNG projects.

In the Middle East, the storage tanks for the Ma’aden alumina refinery project in Saudi Arabia are advancing well. Also in Saudi Arabia, site work has begun on the Sadara storage tank project.

In North America, activity is at a high level on natural gas liquid terminals, pressure sphere, and conventional storage tank projects. Pipe spooling and bending activities are continuing on a variety of LNG, pipeline, power, and offshore projects in the United States and the Middle East.

The Fabrication Services backlog currently represents a good mix of projects relating to the LNG, low temperature, nuclear, gas processing, and petrochemical end markets. Our backlog is also a testament to our confidence and capability to execute high-margin work, with the largest share of the group’s backlog, approximately 85 percent, representing fixed price and hybrid contract types.

Going forward, the Fabrication Services operating group is well positioned to capitalize on the domestic and international plate structures markets, grow the pipe spool and module business internationally, and enhance the competitiveness of the other CB&I operating groups.

I will now hand the call over to Ron Ballschmiede, CB&I’s Chief Financial Officer. Ron?

MR. BALLSCHMIEDE: Thanks, Luke, and good afternoon, everyone.

Let me take you through our strong financial performance for the quarter. As a reminder, our consolidated results for the first quarter of 2003 [sic] include the results of the Shaw operations from the February 13, 2013, acquisition date, essentially half of the first quarter. In order to focus on the ongoing combined company’s operating performance during the quarter, I will discuss our results, excluding the acquisition-related cost, as set forth in more detail in the earnings release.

Revenue for the first quarter was $2.3 billion, up $1.1 billion or 87 percent from the first quarter of 2012. The revenue increase reflects growth across each of our three legacy business units of 425 million, or 35 percent over the comparable period of 2012. This increase is driven by increased activities of our large projects and the execution of our higher beginning-of-the-year backlog.

The balance of the revenue growth of $625 million or 52 percent over the first quarter of 2012 represents revenues from the Shaw acquisition. We expect increasing project activity in each of our operating groups to continue throughout 2013, providing sequential quarterly revenue growth, consistent with the underpinning of our previously announced full-year guidance of 10.7- to $11.2 billion.

The increase of our gross profit for the quarter was primarily driven by the acquisition and higher revenues from our oil and gas, and technology business units, which totaled $246 million. Gross profit totaled 153 million in the comparable 2012 quarter. Approximately two-thirds of the gross profit increase was a result of the acquisition, with the balance coming from the higher revenues of each of our three legacy business segments.

Each of our operating groups continued to benefit from solid project execution and performed consistent with our expectation. The decline in our consolidated first quarter gross profit percentage to 10.9 percent from 12.8 percent in the first quarter of 2012 primarily reflects the changing relative revenue volume of our legacy business units and the acquisition. Specifically, and as we expected, more than 80 percent of our legacy quarter-over-quarter consolidated revenue increase came from our oil and gas business unit, which accounted for 65 percent of our historical consolidated revenue base, compared to 59 percent in 2012.

The balance of the operating margin decrease was attributable to the acquisition, which delivers an overall slightly lower gross profit rate but substantial gross profit realization. I will come back and discuss changes in our revenues and our operating income by business, by operating group in a moment.

Selling and administrative expenses increased to $94 million from $63 million in 2012. There are a couple of items contributing to this increase. The most significant increase relates to the acquisition, which accounted for approximately 75 percent of the dollar increase. In addition, the amount of stock-based compensation increased year-over-year, most of which is classified as selling and administrative costs.

Consistent with past years, the first quarter had a greater amount of stock-based compensation cost due to the accounting requirement to expense stock-based compensation in the period of grant for those individuals who are eligible to retire.

The consolidated expense in the first quarter of 2013, which is predominantly classified as S&A, totaled $33 million, an increase of 22 million in the comparable period 2012. Due to the demographics of the employee participants and the acquisition, the expense in the first quarter of ‘13 reflects 55 percent of the total expected 2013 expense. This equates to the expense in the first quarter of 2013, incrementally exceeding the stock-based compensation expense of each of the second, third, and fourth quarters by approximately 15 cents per share.

Stepping back from that, after that long explanation of S&A, which I believe is important to understand, we continue to expect our full-year S&A expense to benefit from continued operating leverage. Our S&A was 4.2 percent of revenues for the first quarter, down nine-tenths of a percent, from 5.3 percent in the first quarter of 2012.

As we have previously discussed, we expect our full-year 2013 S&A revenue, S&A to revenue, to be approximately 3.8 percent, down from 4.2 percent in 2012.

Intangible amortizations totaled $9.2 million for the first quarter. Our incremental intangible amortization related to the Shaw acquisition was $5 million in Q1 and is expected to be approximately $10 million for each of the remaining quarters of 2013, reflecting a prospective full-year run rate of approximately 40- to $42 million.

Acquisition-related costs of $61.3 million for the first quarter of 2013 were comprised of transaction, changing control, and severance-related costs. We continue to expect our full-year acquisition-related cost to be in the 80- to $100 million range.

First quarter adjusted income from operation was $148 million or 6.6 percent of revenues, compared to 86 million or 7.1 percent of revenue in the first quarter of 2012. Net interest expense for the quarter was $21 million. Approximately 10.5 million of this expense was acquisition-related credit facility cost incurred prior to the acquisition and interest on one-time acquisition-related financing commitments satisfied during the quarter.

Our income tax rate for the quarter was 34.7 percent, reflecting the nondeductible portion of certain of these acquisition-related costs. On an adjusted basis, that is, excluding the effect of the nondeductibility of some of these acquisition-related costs, our tax rate was approximately 32 percent. This rate reflects the changing geographic mix of our taxable income to higher tax rate jurisdictions in 2013 and is consistent with our expectation of our 2013 full-year adjusted tax rates. The summation of all that results in a first quarter adjusted net income of $85 million, or 82 cents per diluted share or 32 cents per diluted share on an as-reported GAAP basis. The adjusted EPS of 82 cents includes accretion from the Shaw acquisition of approximately 8 cents per diluted share.

Our full-year adjusted guidance remained unchanged at $4 and $4.35 per diluted share, and adjusted EBITDA totaled 176 million for the quarter or 7.8 percent of revenues, compared to 102 million in the comparable 2012 quarter.

Before I take you through the operating group first quarter results, let me highlight a couple of items. First, we have reclassified our 2012 as-reported segment information to conform with our 2013 operating group organization. The only significant 2012 change relates to our Gorgon MEI project, which is now managed and included in our EC&M group, rather than a component of Fabricated Services. The MD&A section of our first quarter Form 10-Q includes the reclassified segment information for each of the four quarters of 2012.

In addition, to assist with a comparative performance analysis, the MD&A also provides information broken down between our legacy and our acquired business units. Each of our operating groups’ 2013 results were consistent with our expected annual range of operating results, which we have specifically talked about in the past. Our operating performance expectations are operating income in a range of 4 to 7 percent for EC&M, 8 to 11 percent for Fabricated Services, 3 to 6 percent for Government Solutions, and annual operating income for Technology of $125 million.

Also, for the first quarter, the incremental stock-based compensation expense generally reduces the operating group’s first quarter operating margins by almost a percentage point when compared to the annual range I just described.

The operating group presidents spoke to our new awards and prospect activity, so I’ll provide some overall comments. Our new work awards for the first quarter totaled just under $2 billion for a book-to-burn ratio of 86 percent, compared to 1.7 billion of new awards for 2012. New awards and individual project growth in excess of $40 million totaled $1.2 billion. The $700 million-plus balance of new awards reflect the important underpinning work, which is spread nicely between our operating groups and project types around the world. Our first quarter new awards and prospect activities support our confidence in our previously commuted 2013 new awards guidance range of 13- to $16 billion.

Our March 13 backlog totals $25.5 billion, up from 10.9 billion at the beginning of the year. This increase includes the acquired backlog of $15 billion.

EC&M revenues totaled $1.4 billion in 2013, an increase of $720 million over the first quarter of ‘12. Approximately 50 percent or $374 million of that increase was attributable to the acquisition. The balance of the growth was from the oil and gas business unit, which increased its revenues to $1.1 billion or almost a 50 percent increase. The most significant revenue increase related to increased activities of our LNG and gas processing work in the Asia-Pacific region, petrochemical work in the United States, and continued significant activities at our REFICAR refinery project, which Lasse discussed earlier. We expect these projects, together with the U.S. nuclear projects, to provide sequential quarterly revenue growth for 2013 and beyond.

Income from operations totaled $63 million or 4.4 percent of revenues in the first quarter of 2013, compared to 27 million or 3.9 percent in 2012. Factors contributing to this change in the quarter’s operating margins include the 5 percent operating income from the power business unit and the benefits from higher revenue volume and related leverage of our operating costs, partially offset by the impact of a greater percentage of cost reimbursable-based projects.

Fabrication Services reported first quarter 2013 revenues of $495 million, an increase of 104 million over 2012. Fabrication manufacturing revenues totaled $77 million, with operating income of $9 million.

Steel plate structures revenues increased 7 percent or 27 million to $418 million on higher activity for LNG tank projects in Asia and storage tank work in North America, partially offset by the substantial completion of the GASCO project in the Middle East.

Operating income totaled 45 million or 9.1 percent of revenues, compared to 36 million or 9.1 percent of revenues in 2012.

Fabrication and manufacturing operating margin was 12.1 percent of revenue, and steel plate margins decreased by six-tenths of a percentage, reflecting changes in the mix of projects around the world.

Lummus Technology had a strong quarter, reporting revenue of 150 million, compared to $100 million in the first quarter of 2012. The increase in revenue reflect a greater volume of heat transfer and licensing revenue from a higher beginning-of-the-year backlog. First quarter operating income totaled $36 million, $13 million over 2012, reflecting the increased volume and stronger refinery-related equity earnings.

Finally, the Government Solutions sector—or operating group reported revenues of $175 million and operating income of 4 million or 2.3 percent of revenues. The post-acquisition half quarter of operating activities were negatively impacted by the current uncertainties with respect to government funding and spending.

Now a few comments on our balance sheet and cash flow. Our balance sheet and liquidity remain strong, with the shareholders’ equity of $2 billion, cash of 393 million, and cash net of revolver borrowings of 277 million. We continue to enjoy significant support from our credit market, with $2.2 billion of credit available to support our new awards, growth, and strategic opportunities.

During the quarter, we funded the $3.3 billion Shaw purchase price, with $500 million of our equity, $1.8 billion of debt, and the balance plus transaction costs and Shaw-related debt repayments from our combined cash balances.

Our investment in contract capital, reflecting the combined balances of receivables, inventory, contracts in progress, and accounts payable stands at a $951 million number at the end of the quarter, compared to 325 at the end of the year, the increase reflecting the acquisition.

In closing, our significant backlog, consistent project execution, and strong position provides us with the necessary financial flexibility to move our projects to our owners and take advantage of the global energy, infrastructure, and government services opportunities in front of us. We remain well positioned for opportunities to grow our company and continue to provide strong returns to our shareholders.

Phil?

MR. ASHERMAN: Thank you, Ron and everyone. We will now open the call for your questions.

TELECONFERENCE OPERATOR: Ladies and gentlemen, if you would like to ask a question at this time, please press Star, then 1 on your telephone keypad.

The first question comes from the line of Michael Dudas with Sterne Agree.

ANALYST DUDAS (Sterne Agee): Good afternoon, everybody.

MR. ASHERMAN: How are you?

ANALYST DUDAS (Sterne Agee): I’m wonderful. Thank you.

Phil, since we all met a month ago, has things changed much?

[Laughter.]

MR. ASHERMAN: Well, they continue to get busy, Mike. No, I think, you know, we certainly are pleased that the operating groups are performing as we expected, no real surprises here. I think the change really is in our realization that the integration is occurring much, much faster than one would think with two large companies that we put together. So those are all positive aspects of this, but, certainly, everyone has worked hard on making it happen, and we’re very pleased with the outcome.

ANALYST DUDAS (Sterne Agee): For Ron, as you go through 2013 on a cash flow basis, is there going to be much variability as you’re getting used to new working capital needs and betterment on some of the cash flow as you and we get more comfortable how the business runs—or the new combined business, rather?

MR. BALLSCHMIEDE: Yes, as has been historically the case and was so since the Shaw acquisition. Our first quarter is traditionally our lowest cash generation quarter, and we saw that again this year. Certainly, the acquisition, combined with more than operating items of funding all the benefit plans, et cetera, cetera, and typically—and paying our taxes, et cetera—typically has the biggest effect in the first quarter.

After that, Qs 2, 3, and 4, we would expect to be back to normal and hopefully deliver operating cash flow consistent with our operating income.

ANALYST DUDAS (Sterne Agee): Terrific. Thanks, gentlemen.

MR. ASHERMAN: Thanks, Mike.

TELECONFERENCE OPERATOR: Our next question comes from the line of Andy Kaplowitz with Barclays.

MR. ASHERMAN: Good afternoon, Andy.

ANALYST KAPLOWITZ (Barclays Capital): How are you guys doing?

Phil, I have to ask you about your new awards guidance in the context of—so you did about 2 billion for the quarter. You know, it seems like kind of a normal run rate, I would guess. It still means you need to do some big chunky things, right? So maybe you could talk about these big chunky things. Are they large subcontracting jobs in LNG projects? We do know about a couple pet-chem FEEDS that you have. So, if there’s any more color and confidence you can give us, because, you know, Browse is a large contract that got pushed to the right, that would be helpful.

MR. ASHERMAN: Yeah. Well, as we’ve talked about previously, Andy, when we forecast our new awards, we certainly assume a certain level of probabilities associated with competition, region, the timing, and so forth. So, although we’re very disappointed on the postponement of Browse, it was certainly not the overwhelming proponent of our new award forecast.

In LNG, for example, we’re currently involved in, I think, roughly 14 or more LNG projects around the world, whether they’re in FEED or other phases of the project. How will it affect this year, if the calendar year is what we’re talking about, is that we’re still optimistic that some jobs, particularly a job like Freeport, should be announced according to their own publications, and the EPC contract this year, as well as an FID for this year. So we’re optimistic that could happen.

I think it’s a bit premature to make any large adjustments in our new award forecast until we’ve worked through the course of the year, and probably about the midpoint of the year, we’ll certainly look at that again if any adjustments. But we’re confident the markets are strong, and certainly the long-term outlook is extremely good. Whether all of that fits as we would like within one calendar year, I think is always a risk on these large capital projects.

Having said that, when you look at where we’re driving our earnings and the other parts of our operations, on the combined operations, we’re pretty confident that these will continue to run at very high rates and improve as the year continues. So we’ll continue to look at that.

There are some big chunky opportunities, as you say. Timing is always the issue. I think the market is strong, and we’re optimistic that we’ll be able to bring at least one of these home in the calendar year, which would be all upside to our forecast.

ANALYST KAPLOWITZ (Barclays Capital): Okay. Thanks for that, Phil.

So let me ask another question on the quarter’s new awards, actually. So, Ron, you gave disclosure, you know, 1.2 billion of large projects and then 700 million of sort of the bread-and-butter stuff, but, you know, CBI legacy had 700 million of sort of the bread-and-butter stuff. So it begs the question about what’s going on in power. Maybe you guys can talk a little bit about the overall power market. I know that you booked the 300 million for 2Q, the scrubber work, but is it really pretty quiet in power now, or is it just lumpiness?

MR. ASHERMAN: Let me start with that, Andy, and then I’ll ask Lasse if he’d like to add additional comments, as well as Luke and others.

You know, I think it’s not an unusual phenomenon in a large transaction like this, with the months preceding the close of that, for things to get quiet on the new award front. Certainly, we’ve seen it with—we saw it with Lummus, and it’s not an unusual phenomenon here.

So I think the activity in, let’s say, the last 6 months leading up to transaction, we don’t believe is necessarily indicative of the strength of the market. I would say that the awards of both maintenance work as well as the other capital project is a very positive sign, and I think we’ll see that ramp up. I think, certainly, there is opportunity, but I think it is part of the phenomena of putting a transaction together like this that there is some hesitancy in some of the new awards that we see in the power market.

But in terms of the overall strength of the market, we certainly think there is a lot of opportunities, not only traditional power generation, but certainly how we might be able to look at other types of projects and large capital projects and provide more than an integrated solution work when it comes to power generation for some of these large capital projects. So we’re looking at a variety of ways that we’re going to increase that rate of new awards.

Lasse would you like to add any more to that?

MR. PETTERSON: I think you covered it very well, Phil, so . . .

MR. BALLSCHMIEDE: The only thing I would add, Andy, don’t forget we only had Shaw in our numbers for less than—for about a half-a-quarter, and, of course, as Phil mentioned, it’s just ramping up, so, you know, that we reported the Shaw new award somewhere in the 750 range, give or take. So a good portion of that is going to have some of the same characteristics as we see in our underpinning work, particularly as it relates to Fabrication Services and our Government Solutions side of the business.

ANALYST KAPLOWITZ (Barclays Capital): That’s helpful, guys. Appreciate it.

MR. ASHERMAN: Thanks, Andy.

TELECONFERENCE OPERATOR: Our next question comes from the line of Jamie Cook with Credit Suisse.

ANALYST COOK (Credit Suisse): Hi. Good evening.

MR. ASHERMAN: Good evening, Jamie.

ANALYST COOK (Credit Suisse): I’m sorry, because we’re all, you know, going between two calls here, so I hope this hasn’t been asked.

But just did you—I heard your prepared remarks. I don’t think you said what your assumptions were behind the nuclear, behind SCANA and Southern in terms of percent complete in 2013 and sort of what’s embedded in guidance. I know I asked that at the Analyst Day, and then you said you thought you’d have more color by the time you report earnings.

And then just my second question, how I think about MOX longer term, I mean, I would think if there’s cuts, it probably impacts you more in 2014, and you’d have other projects to offset that. But in terms of total size from when you guys were part of Shaw—or I’m sorry—from when Shaw was a standalone company, I feel like it was like a 6-, $700 million business in a 4, 5-ish percent margin. I mean, is that the way to think about it in terms of total size, not that the total project would be cut? But I’m just trying to figure out the magnitude, you know, of that. Thanks.

MR. ASHERMAN: Well, let me go back to the Vogtle and V.C. Summer comment. I think we certainly—in terms of progress, the nuclear pour that we accomplished weeks ago was a huge milestone as far as the progress on that project. It was over 7,000 yards in, I think, 40, 41 to 50, 50 hours. The nuclear island is now complete. Both nuclear islands have been completed at Vogtle, and so we made a tremendous amount of progress on that.

Also, we’ve also been looking at certainly some of the other support areas for the projects, such as our module fabrication shop in Lake Charles. We certainly see, and have been working closely with, all the clients as well as Westinghouse and others on how we might be able to continue to look for improvements in the deliveries and the schedule, so that’s all in play right now. So we’re pretty optimistic of that.

So we think we’ve hit some pretty important milestones and will continue to report as these milestones occur, but no surprises there, Jamie.

ANALYST COOK (Credit Suisse): No, but I guess in terms of just what’s embedded in guidance in terms of—or are you going to give a range in terms of what you—the percent you expect to be complete relative to where we stood in 2012? I’m just trying to get a sense for the pace of the project this year.

MR. ASHERMAN: Yeah, how much of that is—

ANALYST COOK (Credit Suisse): Like, you know, what percent you are at the end of 2012 and then where will we be at the end of 2013, because I’m assuming there’s something embedded in your numbers or—

MR. BALLSCHMIEDE: Well, there’s certainly revenue embedded in our numbers. I don’t know the percentage of completion numbers off the top of my head, but you’ll see when you get to our Q that in the quarter, give or take, $125 million came from the nuclear side embedded in our EC&M business. That’s actually a half-a-quarter, and we expect growth every quarter. So I’ll let you do the math, but that’s, order of magnitude, the revenue expectations we have off those two sites.

ANALYST COOK (Credit Suisse): Okay, thanks. And then second, on MOX?

MR. ASHERMAN: Go ahead, Chip.

MR. RAY: Jamie, this is Chip.

In terms of MOX, I think that we’ve seen over the last year or more, the political headwinds that Phil talked about and I mentioned earlier relative to whether it’s sequestration or debt ceilings, continuing resolutions, and we have seen some impact on the topline MOX, the revenue side. Right now, there’s a lot of news out there regarding what may occur, but I think it’s premature to speculate as to what funding will be.

With that said, we’re certainly planning, based on what may occur, the President’s budget and other expectations, and as we get more clarity relative to what that funding will be, we’ll then move our plans in terms of how we execute the project looking at staging our work, procurement, et cetera. So I wouldn’t at this stage make any judgments or speculation on where that project will go until we get more clarity regarding the actual funding.

ANALYST COOK (Credit Suisse): Okay. Thanks. I’ll get back in queue.

TELECONFERENCE OPERATOR: Our next question comes from the line of Jerry Revich with Goldman Sachs.

ANALYST REVICH (Goldman Sachs): Good afternoon.

MR. ASHERMAN: Good afternoon.

ANALYST REVICH (Goldman Sachs): Can you talk about how many greenfield U.S. chemicals projects you’re evaluating in Lummus and separately in the EPCM business and give us a sense of when you expect the contract awards to be made?

MR. ASHERMAN: Well, maybe I’ll ask Dan, who will give you a sense of the activity that we see in the U.S., and that may be helpful in terms of some of the preliminary work we’re involved in and what we see in front of us. Dan?

MR. McCARTHY: Yeah. Well, in terms of the U.S. market, we are looking at multiple units, and I keep emphasizing the fact that it’s more than ethylene because there are going to be propylene units and butadiene units. And so we have a variety of different prospects in hand.

What’s going on is I think there’s a lot of discussion among the potential operating companies as to whether they want to go alone or go in partnership, and so that takes a little bit of time to sort out.

MR. ASHERMAN: Maybe the overall comment there is that we’ve seen a continuing strengthening of the interest in the planning for these capital projects. Again, particularly on some of the large capital projects, whether they all fit into the calendar year is really the challenge as far as our forecast, but we see continuing strength and investments in these projects.

ANALYST REVICH (Goldman Sachs): Okay. And then, separately, Ron, I’m wondering if you can talk about how the progress on Shaw systems integration is going. I know you are installing your management systems and accounting systems. Just give us an update on where you are in the process and how close are you to the finish line there.

MR. BALLSCHMIEDE: Sure. Certainly, our day one activity focused on all the Treasury-related matters that you might guess, together with making sure that the commercial side of the business immediate adopts our CMS standards.

The balance of our main system works are going to continue for the next year-plus, where legacy CB&I is more than halfway through converting to a new module or new release, and Shaw will follow shortly thereafter.

But the good news, the good part, one of the many good parts about this transaction is that we both had standalone systems that were working well, and we will get some consolidation and integration benefits out of that probably late this year and into 2014.

MR. ASHERMAN: Jerry, I think, again, as far as an overview comment, we have seen no interruption or delay in our transition plans because of any systems issues. Quite the contrary. And as far as the control environment that we found with Shaw, it’s very strong, very rigorous, and we’re very pleased with that. So we don’t see any issues going forward with our transition relative to any systems integration.

ANALYST REVICH (Goldman Sachs): Okay. And on a related note, obviously Shaw, when it was a standalone business, had some margin prices come up from time to time. I guess, at this point, are you fully comfortable that you’ve done a complete and full assessment now under your systems of all the outstanding projects, and obviously outside of the nuclear ones where you’ve spoken extensively?

MR. ASHERMAN: We are very confident of that. Again, if you look at how we grouped the like businesses and the Fabrication Services in terms of margins, those have very similar characteristics. In fact, we’re enjoying certainly an uptick in the margins when you look at the fabrication manufacturing business, but the combination is a very interesting opportunity for us.

Of course, the Engineering, Construction, and Maintenance, we’ve talked about that; traditional margins, certainly within the ranges that we reported for in our standalone CB&I.

Chip talked that we’ve got some, we’ll call it, headwinds against—on the Government Solutions, but, again, we haven’t seen any deterioration of margin simply because of the type of work. It’s just the timing of work and subject to government approval.

And then Dan certainly in the Technology side continues to look for margin increases from his building blocks, if you will, of Technology through applications as well as through acquisitions, so we see that to continue.

So the general mix, I think is very positive, and the return we’re seeing from of our business is very—more predictable and I think very solid.

ANALYST REVICH (Goldman Sachs): Thank you.

MR. ASHERMAN: All right, Jerry.

TELECONFERENCE OPERATOR: Our next question comes from the line of Robert Norfleet with BB&T.

MR. ASHERMAN: Hello, Robert.

ANALYST ELLISON (BB&T): Hi. Hi, guys. This is John Ellison on for Rob

MR. ASHERMAN: Hi, John.

ANALYST ELLISON (BB&T): My first question is in regard to the trend towards using more modular fabrication to deal with rising cost in craft labor, and I wanted to know if you can discuss your skill set there.

And also on the same note, can you discuss, I guess, a little color on your capabilities in regards to floating LNG projects and particularly the EPC?

MR. ASHERMAN: l will start on the modular capabilities. Certainly, we’ve had capability in modularization for many years. Much of that early experience was at Woodside where we erected most of the original modules for Train 5. Certainly, our modular fabrication yard in Beaumont has been very busy over the past 2 years on preassembling nearly a hundred or over a hundred process modules for the large refinery work we’re performing in Colombia for shipment there. We have examples everywhere. We think modularization certainly is key to the execution we see on these large capital projects; in some cases, driven by the availability of craft labor; in some cases, in many cases, an opportunity to enhance the schedule. But, certainly, whether it be in South America, certainly in Canada, where most of the work we’re doing for Kearl is modularized, we see that as a very important and critical part of our whole execution strategy.

As far as offshore production, I’ll turn that over to Lasse.

MR. PETTERSON: Yeah. We have extensive experience with designing topsides modules for offshore applications, both on fixed platforms for the North Sea and also on the floating production units that we have done both for the North Sea and for Brazil.

I think also on the floating LNG projects that you were inquiring about, our scope of supply there will be to do all the design for the topsides modules and then deliver the topsides modules for the unit as a complete package, ready for integration.

ANALYST ELLISON (BB&T): Okay, great. And my follow-up, in relation to that Shaw integration, have you uncovered any additional cost saving or revenue enhancement opportunities, or are there any other surprises that you’ve encountered, either positive or negative there?

MR. ASHERMAN: We’ve encountered a lot of positive potential, I think, on both sides. I mean, we talked about it, and we committed to at least the $30 million cost synergy target just at the transaction, but, certainly, as we look at the continuing operations and the combined operations, there will be opportunities to look at both on the cost side.

But, particularly, we’re excited about the revenue synergy side where we see opportunities to join our operations in ways that we probably hadn’t anticipated, even during the due diligence, so it’s very exciting.

So we’re in a good position to really provide a more integrated solution to our customers in virtually all of our end markets by joining so many capabilities we have throughout the company. So I would say that we’ve seen a positive result from just the initial look at how we might be able to capitalize on these two, joining these two companies, so that’s all very good. But as far as our cost synergies, we’ll continue to look at that and ways to improve our efficiency continuously as we go forward.

ANALYST ELLISON (BB&T): Okay, great. Thank you so much.

MR. ASHERMAN: Right.

TELECONFERENCE OPERATOR: Our final question comes from the line of Steven Fisher with UBS.

MR. ASHERMAN: Hi, Steven.

ANALYST FISHER (UBS Investment Bank): Good afternoon.

A couple of nuclear questions. I’m not sure if you’ve covered these already, but I’m wondering if you can give us an update on the module production at SMA. Are you fully up to speed there, and if not, when can you get there and get all those modules shipped out that had been kind of backlogged?

And then the second part is, with the concrete poured in the quarter, was there any cash payment associated with that? I thought that was kind of a cash-generating milestone.

MR. ASHERMAN: Well, the answer to your second question is yes. The answer to your first question, I’ll let Luke kind of update on where we are as far as the Lake Charles operation.

MR. SCORSONE: We are in the process of shipping modules. They are fitting together well in the field. There has been a module set also at the sites, and we are getting alignment with the engineering design and the construction schedules and integrating those for a module delivery program that achieves the project’s goals.

ANALYST FISHER (UBS Investment Bank): Okay. So it sounds like you are getting that cleared out. Okay.

MR. ASHERMAN: It’s very important that we make sure that our module operation in Lake Charles is totally integrated with our project schedule and deliverables, so we’re working very hard on making sure that happens. So we’re very encouraged by what we see. We are very encouraged by the overall structure and the equipment and the workflow that already existed, and I think much of it is getting improved cooperation between all parties and making sure our inspections are adequate and thorough and we’re in compliance with all the regulations certainly that we have to address during the—during all facets of job. So those are the challenges, but we’re quickly getting around it.

ANALYST FISHER (UBS Investment Bank): Okay. Thanks very much.

TELECONFERENCE OPERATOR: I will now turn the call back over to management for closing remarks.

MR. ASHERMAN: Well, we are extremely confident of our ability to deliver the value to our shareholders as promised in this acquisition, and we’re quickly retiring any reference to legacy anything in the company. And going forward, we will refer to CB&I as the one company we truly are today.

So I thank you for your time and attention, and that will conclude our call.

TELECONFERENCE OPERATOR: Ladies and gentlemen, this does conclude today’s conference call. We thank you for your participation. You may all disconnect.